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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITOR'S CONSENT

The Board of Directors
SunStar Healthcare, Inc.:

We consent to the incorporation of our report dated September 18, 1998 with respect to the consolidated financial statements of SunStar Healthcare, Inc. as of and for the two years ended July 31, 1998 in the Annual Report on Form 10-KSB for the fiscal year ended July 31, 1998 of SunStar Healthcare, Inc.

Our report dated September 18, 1998, contains an explanatory paragraph that states that the Company has experienced significant operating losses and is seeking additional financing to meet its regulatory surplus and working capital requirements and to fund additional expansion efforts. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                KPMG PEAT MARWICK LLP
                                Certified Public Accountants


Jacksonville, Florida
November 10, 1998